Exhibit 99.4

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION is dated as of January 18, 2013 (this “Plan”), and has been adopted by the Board of Directors (“Board”) of Sentinel Group Funds, Inc., a Maryland corporation (the “Corporation”), to provide for the Reorganization (as defined below) of the Sentinel Mid Cap II Fund (the “Mid Cap II Fund”) into the Sentinel Mid Cap Fund (the “Mid Cap Fund”).  The Mid Cap II Fund and the Mid Cap Fund are sometimes referred to collectively as the “Funds” and, individually, as a “Fund.”  The shares of the Mid Cap Fund are designated into three classes: Class A, Class C and Class I.  Class A shares of the Mid Cap Fund will be received, as described below, by the Mid Cap II Fund Class A shareholders.  Class C shares of the Mid Cap Fund will be received, as described below, by the Mid Cap II Fund Class C shareholders.  Class I shares of the Mid Cap Fund will be received, as described below, by the Mid Cap II Fund Class I shareholders.  The shares of the Mid Cap Fund are the “Mid Cap Fund Shares.”

PRELIMINARY STATEMENTS

A. Each Fund is a series of the Corporation, which is an open-end management investment company registered under the Investment Company Act of 1940 (the “1940 Act”).

B. The Board has approved this Plan and determined that the Reorganization is advisable and in the best interests of the Corporation and each Fund and that the interests of the existing shareholders of each Fund would not be diluted as a result of its Reorganization.

C.  This Plan is intended to be and is adopted as a plan of reorganization within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (“Code”).

PROVISIONS

1. PLAN OF REORGANIZATION.

(a) As of the Effective Time (as that term is defined in Paragraph 11), the Mid Cap II Fund will assign, deliver and otherwise transfer substantially all of its assets and good and marketable title to the assets, free and clear of all liens, encumbrances and adverse claims except as provided in this Plan, and assign all liabilities, other than those (if any) for which specific reserves have been set aside, to the Mid Cap Fund.  The Mid Cap Fund shall acquire these assets and shall assume these liabilities in exchange for the issuance to the Mid Cap II Fund of full and fractional newly-issued shares of common stock of the Mid Cap Fund.  In the course of the Reorganization, the Mid Cap II Fund will distribute the shares of the Mid Cap Fund received by it to its shareholders.  The shares of the Mid Cap Fund to be distributed to Mid Cap II Fund shareholders will be of the same class and have the same aggregate net asset value as such shareholders’ interest in the Mid Cap II Fund that are held as of the Valuation Time (as that term is defined in Paragraph 3) . These transactions are referred to as the “Reorganization.”  In this Plan, any references to the Mid Cap Fund or the Mid Cap II Fund taking action shall mean and include all necessary actions of the Corporation on behalf of the Mid Cap Fund or the Mid Cap II Fund, respectively, unless the context of this Plan or the 1940 Act requires otherwise.

(b) The assets and liabilities of each class of the Mid Cap II Fund shall be exclusively assigned to and assumed by the corresponding class of the Mid Cap Fund.  All assigned debts, liabilities, obligations and duties of each class of the Mid Cap II Fund, to the extent that they exist at or after the Effective Time, shall after the Effective Time, attach to the corresponding class of the Mid Cap Fund Shares and may be enforced against such class of the Mid Cap Fund to the same extent as if the same had been incurred by the Mid Cap Fund.  If the Mid Cap II Fund is unable to make delivery of any of its portfolio securities, pursuant to this Paragraph, to the Mid Cap Fund because any of such securities purchased by the Mid Cap II Fund have not yet been delivered to it by the Mid Cap II Fund’s broker or brokers, then, in lieu of such delivery, the Mid Cap II Fund shall deliver to the Mid Cap Fund, with respect to these securities, executed copies of an agreement of assignment and due bills executed on behalf of the broker or brokers, together with any other documents as may be required by the Mid Cap Fund, including brokers’ confirmation slips.

(c) In determining contingent deferred sales charges applicable to Mid Cap Fund Shares issued in the Reorganization, the Mid Cap Fund shall give each holder thereof credit for the period during which such holder held the shares of the Mid Cap II Fund, in exchange for which such Mid Cap Fund Shares were issued. In addition, front-end sales charges will not apply to shares of the Mid Cap Fund issued to the Mid Cap II Fund shareholders in the Reorganization.

2.  TRANSFER OF ASSETS.  The assets of the Mid Cap II Fund to be acquired by the Mid Cap Fund shall include, without limitation, all cash, cash equivalents, securities, receivables (including interest and dividends receivable), goodwill, and intangible property, and deferred or prepaid expenses, as well as any claims or rights of action or rights to register shares under applicable securities laws, any books or records of the Mid Cap II Fund, and other property owned by the Mid Cap II Fund as of the Effective Time, other than cash in an amount necessary to pay any accrued but unpaid liabilities of the Mid Cap II Fund.

3.  VALUATION OF ASSETS AND LIABILITIES.  With respect to the Mid Cap II Fund, the value of its assets and liabilities shall be the value of such assets and liabilities computed as of the time at which its net asset value is calculated at the close of business on the New York Stock Exchange, usually 4:00 p.m., Eastern Time, on the business day immediately prior to the Effective Time (the “Valuation Time”).  In determining the value of the securities transferred by the Mid Cap II Fund to the Mid Cap Fund, each security shall be priced in accordance with the pricing policies and procedures of the Mid Cap Fund as described in its then-current Prospectus and Statement of Additional Information.

4.  STATE FILINGS.  Prior to the Effective Date, (i) the Mid Cap II Fund shall make any filings with the State of Maryland that are required under the laws of the state of Maryland to be made prior to Closing, and (ii) the Mid Cap Fund shall make any filings with the State of Maryland that are required under the laws of the state of Maryland.

5.  LIQUIDATION AND TERMINATION OF THE MID CAP II FUND. As promptly as practicable after the Effective Time of the Reorganization, the Mid Cap II Fund shall distribute, in complete liquidation of the Mid Cap II Fund, pro rata to its shareholders of record, determined as of the close of business at the Valuation Time, all of the Mid Cap Fund Shares received by the Mid Cap II Fund.  As promptly as practicable after the Effective Time of the Reorganization and the consummation of the transactions described in Paragraph 1 of this Plan, the Corporation shall take such additional steps as are necessary to liquidate, redeem all outstanding shares of stock of the Mid Cap II Fund and terminate the Mid Cap II Fund as a series of the Corporation.

6.  TRANSFER TAXES.  Any transfer taxes payable upon the issuance of the Mid Cap Fund Shares in a name other than the registered holder of the Mid Cap II Fund shares on the books of the Mid Cap II Fund as of that time shall, as a condition of such transfer, be paid by the person to whom such Mid Cap Fund Shares are to be issued and transferred.

7.  TAX REPRESENTATION.  Each of the Mid Cap II Fund and the Mid Cap Fund represents to the other that, for each of its taxable years (including, in the case of the Mid Cap II Fund, the period ending on the Effective Date of the Reorganization) such Fund has met or expects to meet the requirements of Subchapter M of the Code for qualification as a regulated investment company and has elected to be treated as such, and has satisfied the distribution requirements imposed by the Code for each of its taxable years and has been eligible to and has computed its federal income tax under Section 852 of the Code.

8.  REPRESENTATIONS OF THE MID CAP II FUND. The Corporation, on behalf of the Mid Cap II Fund, represents and warrants, to Mid Cap Fund, as follows:

(a) The Corporation is a corporation that is duly incorporated, validly existing and in good standing under the laws of the State of Maryland. The Mid Cap II Fund is a duly established, separate series of the Corporation. The Corporation is duly authorized to transact business in the State of Maryland and is qualified to do business in all jurisdictions in which it is required to be so qualified, except jurisdictions in which the failure to so qualify would not have a material adverse effect on the Mid Cap II Fund. The Corporation, on behalf of the Mid Cap II Fund, has all material federal, state and local authorizations necessary to own all of its properties and the assets and to carry on its business as now being conducted, except authorizations which the failure to so obtain would not have a material adverse effect on the Mid Cap II Fund.

(b) The Corporation is registered as an open-end management investment company under the 1940 Act, and its registration with the Commission as an investment company under the 1940 Act is in full force and effect. The Company is in compliance in all material respects with the 1940 Act and the rules and regulations thereunder with respect to Mid Cap II Fund.

(c) The Registration Statement on Form N-14 and the Combined Prospectus/Information Statement contained therein as so amended or supplemented (the “Registration Statement”), as of the effective date of the Registration Statement and at all times subsequent thereto up to and including the Effective Date, conforms and will conform, as it relates to Mid Cap II Fund, in all material respects to the requirements of the federal and state securities laws and the rules and regulations thereunder and does not and will not include, as it relates to Mid Cap II Fund, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any written information furnished by the Corporation with respect to Mid Cap II Fund for use in the Registration Statement or any other materials provided in connection with the Reorganization, as of the effective date of the Registration Statement and at all times subsequent thereto up to and including the Effective Date, does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary to make the statements, in light of the circumstances under which such statements were made, not misleading.

(d) The audited financial statements of the Mid Cap II Fund as of November 30, 2012 and for the fiscal year then ended have been prepared in accordance with accounting principles generally accepted in the United States of America consistently applied and have been audited by PricewaterhouseCoopers LLP, and such statements fairly reflect the financial condition and the results of operations of the Mid Cap II Fund as of such date and the results of operations and changes in net assets for the periods indicated.

(e) There have been no changes in the financial position of the Mid Cap II Fund as reflected in the audited financial statements as of November 30, 2012, other than those occurring in the ordinary course of business consistent with past practice in connection with the purchase and sale of portfolio assets, the issuance and redemption of the Mid Cap II Fund shares and the payment of normal operating expenses, dividends and capital gains distributions. Since the date of the financial statements referred to in paragraph (d) above, there has been no material adverse change in Mid Cap II Fund’s financial condition, assets, liabilities or business, results of operations or the manner of conducting business of the Mid Cap II Fund (other than changes occurring in the ordinary course of business). For the purposes of this paragraph (e), a decline in the net asset value of the Mid Cap II Fund due to declines in the value of the Mid Cap II Fund’s assets, the discharge of the Mid Cap II Fund’s liabilities or the redemption of the Mid Cap II Fund shares by Mid Cap II Fund shareholders shall not constitute a material adverse change.

(f) As of the date hereof and at the Effective Date, all federal and other tax returns and reports of the Mid Cap II Fund required by law to be filed have or shall have been timely and duly filed by such dates (including any extensions) and are or will be correct in all material respects, and all federal and other taxes required to be paid pursuant to such returns and reports have been paid. To the best of the Mid Cap II Fund’s knowledge after reasonable investigation, no such return is currently under audit or examination, and no assessment or deficiency has been asserted with respect to any such returns.

(g)  All issued and outstanding shares of common stock of the Mid Cap II Fund have been offered and sold in compliance in all material respects with applicable registration requirements of the Securities Act of 1933, as amended (“1933 Act”), and applicable state securities laws and are, and on the Effective Date will be, duly authorized and validly issued, fully paid and nonassessable, and are not subject to preemptive or dissenter’s rights.  The Mid Cap II Fund has no outstanding options, warrants or other rights to subscribe for or purchase any shares of the Mid Cap II Fund and has no outstanding securities convertible into any shares of the Mid Cap II Fund.

(h) At the Effective Date, the Corporation will have good and marketable title to the assets to be transferred to the Mid Cap Fund pursuant to paragraph 2, and full right, power and authority to sell, assign, transfer and deliver such assets hereunder, free of any lien or other encumbrance, except those liens or encumbrances as to which the Mid Cap Fund has received notice and which have been taken into account in the net asset valuation of the Mid Cap II Fund, and, upon delivery of the assets, the Mid Cap Fund will acquire good and marketable title to the assets, subject to no restrictions on their full transfer, other than such restrictions as might arise under the 1933 Act, and other than as disclosed to and accepted in writing by the Mid Cap Fund.

(i) The Corporation has the power to enter into this Agreement with respect to the Mid Cap II Fund and to consummate the transactions contemplated herein. The execution, delivery and performance of this Agreement and consummation of the transactions contemplated herein with respect to the Mid Cap II Fund have been duly authorized by all necessary action on the part of the directors of the Corporation. This Agreement constitutes a valid and binding obligation of the Corporation, enforceable in accordance with its terms, and no other corporate action or proceedings by the Corporation are necessary to authorize this Agreement and the transactions contemplated herein, subject as to enforcement to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights and to general equity principles.

(j) The Mid Cap II Fund has elected to qualify and has qualified as a “regulated investment company” under the Code (a “RIC”) as of and since its first taxable year; has been a RIC under the Code at all times since the end of its first taxable year when it so qualified; qualifies and will continue to qualify as a RIC under the Code for its taxable year through the date of Reorganization; and has satisfied the distribution requirements imposed by the Code for each of its taxable years.

(k) Except for the Registration Statement, no consent, approval, authorization or order under any federal or state law or of any court or governmental authority is required for the consummation by the Corporation on behalf of the Mid Cap II Fund of the transactions contemplated herein, except those that have already been obtained. No consent of or notice to any third party or entity is required for the consummation by the Corporation on behalf of the Mid Cap II Fund of the transactions contemplated by this Agreement.

(l) Except to the extent prohibited by Rule 19b-1 under the 1940 Act, prior to the valuation of the assets as of the Valuation Time, the Mid Cap II Fund shall have declared a dividend or dividends or other distribution or distributions, with a record and ex-dividend date prior to the valuation of the assets, which, together with all previous dividends and distributions, shall have the effect of distributing to Mid Cap II Fund shareholders all of the Mid Cap II Fund’s investment company taxable income for all taxable periods ending on or before the Effective Date (computed without regard to any deduction for dividends paid), if any, plus the excess of its interest income, if any, excludable from gross income under Section 103(a) of the Code over its deductions disallowed under Sections 265 and 171(a)(2) of the Code for all taxable periods ending on or before the Effective Date and all of its net capital gains realized in all taxable periods ending on or before the Effective Date (after reduction for any capital loss carry forward).

9.  REPRESENTATIONS OF THE MID CAP FUND. The Corporation, on behalf of the Mid Cap Fund, represents and warrants, to Mid Cap II Fund, as follows:

(a) The Corporation is a corporation that is duly incorporated, validly existing and in good standing under the laws of the State of Maryland. The Mid Cap Fund is a duly established, separate series of the Corporation. The Corporation is duly authorized to transact business in the State of Maryland and is qualified to do business in all jurisdictions in which it is required to be so qualified, except jurisdictions in which the failure to so qualify would not have a material adverse effect on the Mid Cap Fund. The Corporation, on behalf of the Mid Cap Fund, has all material federal, state and local authorizations necessary to own all of its properties and assets and to carry on its business as now being conducted, except authorizations which the failure to so obtain would not have a material adverse effect on the Mid Cap Fund.

(b) The Corporation is registered as an open-end management investment company under the 1940 Act, and its registration with the Commission as an investment company under the 1940 Act is in full force and effect. The Corporation is in compliance in all material respects with the 1940 Act and the rules and regulations thereunder with respect to the Mid Cap Fund.

(c) The Registration Statement as of its effective date and at all times subsequent thereto up to and including the Effective Date, conforms and will conform, as it relates to the Corporation and the Mid Cap Fund, in all material respects to the requirements of the federal and state securities laws and the rules and regulations thereunder and does not and will not include, as it relates to the Corporation and the Mid Cap Fund, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representations and warranties in this paragraph (c) apply to statements or omissions made in reliance upon and in conformity with written information concerning the Mid Cap II Fund furnished to the Mid Cap Fund by the Corporation, on behalf of the Mid Cap II Fund. Any written information furnished by the Corporation with respect to the Corporation and the Mid Cap Fund for use in the Registration Statement or any other materials provided in connection with the Reorganization, as of the effective date of the Registration Statement and at all times subsequent thereto up to and including the Effective Date, does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary to make the statements, in light of the circumstances under which such statements were made, not misleading.

(d) The audited financial statements of the Mid Cap Fund as of November 30, 2012 and for the fiscal year then ended have been prepared in accordance with accounting principles generally accepted in the United States of America consistently applied and have been audited by PricewaterhouseCoopers LLP, and such statements (true and complete copies of which have been furnished to the Corporation) fairly reflect the financial condition and the results of operations of the Mid Cap Fund as of such date and the results of operations and changes in net assets for the periods indicated.

(e) There have been no changes in the financial position of the Mid Cap Fund as reflected in the audited financial statements of the Mid Cap Fund as of November 30, 2012, other than those occurring in the ordinary course of business consistent with past practice in connection with the purchase and sale of portfolio assets, the issuance and redemption of the Mid Cap Fund shares and the payment of normal operating expenses, dividends and capital gains distributions. Since the date of the financial statements referred to in paragraph (d) above, there have been no material adverse changes in Mid Cap Fund’s financial condition, assets, liabilities or business, results of operations or the manner of conducting business of the Mid Cap Fund (other than changes occurring in the ordinary course of business). For the purposes of this paragraph (e), a decline in the net asset value of the Mid Cap Fund due to declines in the value of the Mid Cap Fund’s assets, the discharge of the Mid Cap Fund liabilities or the redemption of the Mid Cap Fund shares by Mid Cap Fund shareholders shall not constitute a material adverse change.

(f) As of the date hereof and at the Effective Date, all federal and other tax returns and reports of the Mid Cap Fund required by law to be filed have or shall have been timely and duly filed by such dates (including any extensions) and are or will be correct in all material respects, and all federal and other taxes required to be paid pursuant to such returns and reports have been paid. To the best of the Mid Cap Fund’s knowledge after reasonable investigation, no such return is currently under audit or examination, and no assessment or deficiency has been asserted with respect to any such returns.

(g)  All issued and outstanding shares of the Mid Cap Fund have been offered and sold in compliance in all material respects with applicable registration requirements of the 1933 Act, and applicable state securities laws and are, and on the Effective Date will be, duly authorized and validly issued, fully paid and nonassessable, and are not subject to preemptive or dissenter’s rights.  The Mid Cap Fund has no outstanding options, warrants or other rights to subscribe for or purchase any shares of the Mid Cap Fund and has no outstanding securities convertible into any shares of the Mid Cap Fund.

(h) At the Effective Date, the Corporation, on behalf of the Mid Cap Fund, will have good and marketable title to all of its assets, and full right, power and authority to sell, assign, transfer and deliver such assets, free of any lien or other encumbrance, except those liens or encumbrances as to which The Mid Cap II Fund has received notice at or prior to the Effective Date.

(i) The Corporation has the power with respect to the Mid Cap Fund to enter into this Agreement and to consummate the transactions contemplated herein. The execution, delivery and performance of this Agreement with respect to the Mid Cap Fund and consummation of the transactions contemplated herein with respect to the Mid Cap Fund have been duly authorized by all necessary action on the part of the directors of the Corporation. This Agreement constitutes a valid and binding obligation of the Corporation, enforceable in accordance with its terms, and no other corporate action or proceedings by the Corporation are necessary to authorize this Agreement and the transactions contemplated herein, subject as to enforcement to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights and to general equity principles.

(j) The Mid Cap Fund Shares to be issued by the Corporation and delivered for the account of the Mid Cap II Fund shareholders pursuant to the terms of this Agreement will, at the Effective Date, have been duly authorized. When so issued and delivered, the Mid Cap Fund Shares will be duly and validly issued and will be fully paid and nonassessable (except as disclosed in the Corporation’s prospectus).

(k) The Mid Cap Fund has elected to qualify and has qualified as a RIC as of and since its first taxable year; has been a RIC under the Code at all times since the end of its first taxable year when it so qualified; qualifies and will continue to qualify as a RIC under the Code through the Effective Date and expects to continue to so qualify thereafter; and has satisfied the distribution requirements imposed by the Code for each of its taxable years and expects to continue to satisfy them.

(l) No consent, approval, authorization or order under any federal or state law or of any court or governmental authority is required for the consummation by the Corporation on behalf of the Mid Cap Fund of the transactions contemplated herein, except those that have already been obtained. No consent of or notice to any third party or entity is required for the consummation by the Corporation of the transactions contemplated by this Agreement.

10.  CONDITIONS OF THE REORGANIZATION. Consummation of the Reorganization is subject to the following conditions:

(a)  SHARES TO BE ISSUED UPON THE REORGANIZATION.  The issuance of the Mid Cap Fund Shares will have been duly authorized and, when issued in accordance with the Plan and the resolutions of the Board authorizing their issuance, will be validly issued, fully paid, and non-assessable.  The Mid Cap Fund Shares will be duly registered in conformity with applicable federal and state securities laws.  No shareholder of the Mid Cap Fund shall have any preemptive right of subscription or purchase with respect to the applicable Mid Cap Fund Shares.

(b)  MARKETABLE TITLE TO ASSETS. The Mid Cap II Fund will have, as of the Effective Time, good and marketable title to, and full right, power and authority to sell, assign, transfer, and deliver, the assets to be transferred to the Mid Cap Fund.  Upon delivery and payment for these assets, the Mid Cap Fund will have good and marketable title to the assets without restriction on the transfer of the assets.

(c)  TAXES.  As of the Effective Time, all federal and other tax returns and reports of each Fund required by law to have been filed shall have been filed by the date required by law (including any extensions and are or will be correct in all material respects, and all federal and other taxes (including backup withholding and other withholding taxes) shown or required to be shown as due on such returns or reports or otherwise due shall have been paid so far as due, or provision shall have been made for the payment of them, and to the best of the Corporation’s knowledge, no such return is currently under audit and no assessment has been asserted with respect to any of those returns.

(d)  OPINION OF COUNSEL.  The Corporation shall have received opinions of counsel, with respect to the Reorganization, based upon customary representations and assumptions, in form reasonably satisfactory to the Corporation and dated as of the Effective Time of the Reorganization, to the effect that:

(1)         the issuance of the Mid Cap Fund Shares to be issued to the Mid Cap II Fund, as provided for by this Plan, have been duly authorized and upon issuance pursuant to the terms of this Plan and the resolutions of the Board authorizing their issuance against payment of the consideration set forth in this Plan, such shares will be validly issued, fully paid, and non-assessable, and no shareholder of the Mid Cap Fund has any preemptive right to subscription or purchase of such Mid Cap Fund Shares under the Corporation’s Charter or the Maryland General Corporation Law;

(2)         the Mid Cap Fund Shares and Mid Cap II Fund Shares are duly classified as shares of a series of common stock of the Corporation.

(3)         the consummation of the transactions contemplated by this Plan will not violate the Charter or Bylaws; and

(4)         to the knowledge of such counsel no consent, approval, authorization, or order of any court or governmental authority is required for the consummation by the Corporation of the transactions contemplated by this Plan, except such as may be required under state securities laws, rules, and regulations.

Such opinion may state that such opinion is solely for the benefit of the Corporation and its Board and officers.  In giving such opinion, counsel may rely upon officers’ certificates and certificates of public officials.

(e)  The Corporation shall have received on or before the Effective Time opinions of counsel satisfactory to the Corporation, based upon customary representations and assumptions, substantially to the effect that the Reorganization qualifies as a tax-free reorganization within the meaning of Section 368(a)(1) of the Code that the Mid Cap II Fund and the Mid Cap Fund will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code, and that the Reorganization will have the following federal income tax consequences for the Mid Cap II Fund’s shareholders, the Mid Cap II Fund, and the Mid Cap Fund:

(1)         The acquisition by the Mid Cap Fund of substantially all of the assets of the Mid Cap II Fund and the assumption by the Mid Cap Fund of the assumed liabilities, as described in the Plan, will constitute a reorganization within the meaning of section 368(a)(1) of the Internal Revenue Code of 1986 (the “Code”) and the Mid Cap Fund and the Mid Cap II Fund will each be a “party to a reorganization” within the meaning of section 368(b) of the Code;

(2)         No gain or loss will be recognized by the Mid Cap II Fund upon the transfer of its assets in exchange solely for the Mid Cap Fund Shares and the assumption by the Mid Cap Fund of its liabilities or on the distribution of the Mid Cap Fund Shares to Mid Cap II Fund shareholders;

(3)         No gain or loss will be recognized by the Mid Cap Fund on receipt of the Mid Cap II Fund’s assets and the assumption by the Mid Cap Fund of the Mid Cap II Fund’s liabilities in exchange for Mid Cap Fund Shares;

(4)         No gain or loss will be recognized by the Mid Cap II Fund’s shareholders on the receipt of the Mid Cap Fund Shares;

(5)         The tax basis of the assets acquired by the Mid Cap Fund in the Reorganization will be the same as the tax basis of those assets to the Mid Cap II Fund immediately before the Reorganization;

(6)         The aggregate basis of the Mid Cap Fund Shares, both full and fractional, received by the Mid Cap II  Fund’s shareholders will be the same as the aggregate basis of the Mid Cap II  Fund Shares;

(7)         The holding period of the Mid Cap Fund Shares, both full and fractional, received by the Mid Cap II  Fund’s shareholders will include the holding period of the Mid Cap II Fund Shares, provided that the Mid Cap II Fund Shares were held as capital assets on the date of Reorganization;

(8)         The Mid Cap Fund’s holding period for the assets acquired from the Mid Cap II Fund will include the period during which such assets were held by the Mid Cap II Fund;

(9)         The Mid Cap Fund will succeed to and take into account certain tax attributes of the Mid Cap II  Fund, subject to the limitations of the Code.  The tax year of the Mid Cap II Fund will end on the date of its Reorganization.

(f)  With respect to the Reorganization, the Board, at a meeting duly called for such purpose, shall have (1) approved this Plan and the transactions contemplated herein, and (2) authorized the issuance of the applicable Mid Cap Fund Shares as of the Effective Time pursuant to the terms and provisions of this Plan.

(g)  The Corporation will not take any action or cause any action to be taken that is inconsistent with the treatment of the Reorganization as a “reorganization” within the meaning of Section 368(a) of the Code or results in the failure of the Reorganization to qualify as a “reorganization” with the meaning of Section 368(a) of the Code. At or prior to the Effective Time, the Corporation will take such action, or cause such action to be taken, as is reasonably necessary to enable counsel to deliver the tax opinions contemplated in this Plan, including providing a certificate to counsel containing such customary factual representations as counsel shall have reasonably requested

(h)  Except to the extent prohibited by Rule 19b-1 under the 1940 Act, prior to the valuation of the Assets pursuant to Section 3 of this Agreement, the Mid Cap II Fund shall declare a dividend or dividends, with a record and ex-dividend date prior to the valuation of the assets, which together with all previous dividends shall have the effect of distributing to shareholders of the Mid Cap II Fund all of its investment company taxable income for all taxable periods ending on or before the Effective Time (computed without regard to any deduction for dividends paid), if any, plus the excess of its interest income, if any, excludable from gross income under Section 103(a) of the Code over its deductions disallowed under Section 265 and 171(a)(2) of the Code for all taxable periods ending on or before the Effective Time, and all of its net capital gain realized in all taxable periods ending on or before the Effective Time (after reduction for any capital loss carryforward).

11.  EFFECTIVE TIME OF THE REORGANIZATION.  The exchange of the Mid Cap II Fund’s assets for the Mid Cap Fund Shares shall be as of the close of the New York Stock Exchange on March 28, 2013, or at such other time and date as fixed by the Board or any duly authorized officer of the Corporation (the “Effective Time”).

12.  TERMINATION.  The Reorganization may be terminated and abandoned at any time prior to the Effective Time if circumstances should develop that, in the opinion of the Board or an authorized officer of the Corporation, make proceeding with the Reorganization inadvisable.  In the event of any such termination, there shall be no liability for damages on the part of the Mid Cap Fund, the Mid Cap II Fund, the Corporation, or the Corporation’s Board or officers.

13.  AMENDMENT AND WAIVER. This Plan may be amended, modified, or supplemented at any time (to the fullest extent permitted by law) in such manner as may be mutually agreed upon in writing by officers of the Corporation on behalf of the Mid Cap Fund and the Mid Cap II Fund, and any duly authorized officer of the Corporation may waive any condition to the consummation of the Reorganization if, in its or such officer’s judgment, such waiver will not have a material adverse effect on the interests of the shareholders of each Fund.

14.  FEES AND EXPENSES.  The Mid Cap II Fund and the Mid Cap Fund shall bear expenses incurred in connection with the Reorganization related to fees of the Securities and Exchange Commission and any state securities commission, transfer agency fees, auditing fees associated with each Fund’s financial statements, portfolio transfer taxes (if any), and expenses relating to the printing and mailing the Combined Prospectus/Information Statement included in the Registration Statement, which expenses will be allocated equally among the Funds.  Sentinel Asset Management, Inc. shall bear all legal fees incurred in connection with the Reorganization, including those related to the preparation and distribution of materials to the Board, those related to the preparation of this Agreement and the Registration Statement, and those incurred in connection with obtaining an opinion of counsel as to certain tax and other matters referred to in Paragraph 10.

15.  GOVERNING LAW. This Plan shall be governed and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

SENTINEL GROUP FUNDS, INC., on behalf of the Sentinel Mid Cap II Fund

/s/ John Birch

John Birch
Chief Financial Officer

SENTINEL GROUP FUNDS, INC., on behalf of the Sentinel Mid Cap Fund

/s/ John Birch

John Birch
Chief Financial Officer